Exhibit 4.10

Second Amendment Agreement

relating to

Marine Harvest N.V.

Among

Nutreco Holding N.V.

And

Stolt Sea Farm Investments B.V.

as Sellers

And

Geveran Trading Co Ltd

as Purchaser

And

Greenwich Holdings Ltd.

as Guarantor

and

Pan Fish ASA

as Assignee

Dated 13 July 2006

AMENDMENT AGREEMENT

The undersigned:

(1)                  Nutreco Holding N.V., a public company with limited liability (naamloze vennoolschap), with corporate seat in Boxmeer, the Netherlands, and having its address at Veerstraat 38, 5831 JN Boxmeer, the Netherlands (“Nutreco”);

(2)                  Stolt Sea Farm Investments B.V. a private company with limited liability (besloten vennootschap) incorporated in the Netherlands, with corporate seat in Schiedam, and having its address at Karel Doormanweg 25, 3115 JD Schiedam the Netherlands (“Stolt”, Stolt and Nutreco jointly referred to as “Sellers”);

(3)                  Geveran Trading Co Ltd, a private company with limited liability incorporated in Cyprus, with corporate seat in Limassol, Cyprus and having its address at Deana Beach Apartments, Promachou Eleftherias Street, Ayos Athanasios, Limassol, Cyprus. (“Purchaser”), and

(4)                  Greenwich Holdings Ltd., a private company with limited liability incorporated in Cyprus, with corporate seat in Limassol, Cyprus and having its address at Deana Beach Apartments, Promachou Eleftherias Street, Ayos Athanasios, Limassol, Cyprus (“Guarantor”), and

(5)                  Pan Fish ASA, a public company under the laws of Norway, with corporate seat in Stavanger, Norway and having its address at Maskinveien 32, N-4067 Stavanger, Norway, (“Assignee”)

Whereas:

(A)                 The Sellers, the Purchaser and the Guarantor entered into a share purchase agreement dated 6 March 2006 in respect of all of the 60,000 issued and outstanding shares (the “Shares”) in the capital of Marine Harvest N.V. (the “Company”) (the “Share Purchase Agreement”).

(B)                 The Purchaser and Assignee entered into an Assignment and Assumption Agreement dated 6 March 2006, whereby the Purchaser has assigned all its rights under the Share Purchase Agreement to Assignee and Assignee has assumed all of the obligations of the Purchaser under the Share Purchase Agreement.

(C)                The Sellers, the Purchaser, the Guarantor and the Assignee entered into an Amendment Agreement dated 27 March 2006, whereby the parties to the said amendment agreed to have the Purchase Price (as defined in the Share Purchase Agreement) prepaid by Assignee, on behalf of itself and the Purchaser, to the Sellers on 28 March 2006, rather than have a bank guarantee issued to the Sellers, as was contemplated in Clause 3.2 of the Share Purchase Agreement.

(D)                The Assignee in performing its obligations under the Share Purchase Agreement Clause 4.2 in taking all actions as are necessary to ensure satisfaction of all of the Conditions Precedent, on 6 July 2006 has been notified that the UK Office of Fair Trading (OFT) has referred to the Competition Commission (CC) the Share Purchase Agreement for investigation and report.

(E)                 The CC has informed that they are required to report on the reference by 20 December 2006.

(F)                 The schedule leading up to the said date for CC’s report may not be able to be accelerated, whereby it may prove impossible that Closing will occur before 15 September plus 60 days (i.e. 15 November 2006).

(G)                Such delay of Closing gives either of the Sellers or the Purchaser the right to terminate the Share Purchase Agreement under the terms of the Share Purchase Agreement provided no later date shall have been agreed between the Sellers and the Purchser.

(H)                In this connection, the parties to this Second Amendment Agreement wish to amend the Share Purchase Agreement on the terms set out herein.

It is agreed as follows:

1                            DEFINITIONS AND INTERPRETATION

Unless otherwise stated in this Second Amendment Agreement, terms defined in the Share Purchase Agreement shall have the same meaning when used in this Second Amendment Agreement.

2                            AMENDMENTS

2.1                  Clause 7.1.2 (Right of termination)

Clause 7.1.2 (Right of termination) of the Share Purchase Agreement is replaced in its entirety by the following provision:

“If the Closing has not occurred (other than through the fault of the Party seeking to terminate the Share Purchase Agreement) on or before 31 December 2006, for such later date as the Parties may agree upon, it being understood that such extension shall facilitate that Conditions Precedent as set out in Clause 4.1. or as modified according to Clause 4.3.3 pursuant to the consent of any competent national competition authority, will be satisfied within the period of such extension.”

3                            ASSIGNEE’S WARRANTIES

Assignee represents and warrants to the Sellers that, as at the date of this Agreement:

(a)                 it is validly existing and is a company duly incorporated under the laws of Norway;

(b)                 it has the legal right and full power and authority to enter into and perform its obligations under this Amendment Agreement and any other documents to be executed by it pursuant to or in connection with this Amendment Agreement; and

(c)                  it has taken all corporate action required by it to authorise it to enter into and to perform its obligations in accordance with this Amendment Agreement and any other documents to be executed by it pursuant to or in connection with this Amendment Agreement.

4                            MISCELLANEOUS

4.1                    The provisions of the Share Purchase Agreement, as amended on 27 March 2006, shall, save as further amended by this Agreement, continue in full force and effect.

4.2                    Clauses 11.5, 11.7, 11.8, 11.10 and 11.11 of the Share Purchase Agreement shall be deemed to be incorporated in this Amendment Agreement as if expressly set out herein.

Agreed and signed on 13 July in Amersfoort/ Oslo by:

Nutreco Holding N.V.

Name:	Wout Dekker
Title:	Chief Executive Officer

Stolt Sea Farm Investments B.V.		/s/ Niels G. stolt-Nielsen

Name:	Niels G. stolt-Nielsen
Title:	Attorney in fact

Geveran Trading Co Ltd

Name:	Tor Olav Troim
Title:	Attorney in fact

Greenwich Holdings Ltd.

Name:	Tor Olav Troim
Title:	Attorney in fact

Pan Fish ASA

Name:
Title: